                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                          SENIOR CARE INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          NEVADA                                                 68-0221599
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651
          (Address of Principal Executive Offices, Including Zip Code)
                              --------------------

                             2001 Stock Option Plan
                            (Full Title of the Plan)
                              --------------------

                         Resident Agents of Nevada, Inc.
                           711 S. Carson Street, Suite 4
                              Carson City, NV 89701

           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                               Richard Mata, Esq.
                  General Counsel to Senior Care Industries, Inc.
                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

Title of Securities     Amount to be  Proposed Maximum  Proposed   Amount
to be Registered        Registered    Offering Price    maximum    of
                                      per share (1)     aggregate  Registration
                                                        Offering   Fee (2)
                                                        Price
-------------------     -----------  -------------    -----------  -----------
Common Stock,
par value $0.001        3,000,000    $.27 (1)         $810,000     $87.00 (2)
-------------------     -----------  -------------    -----------  -----------

TOTAL REGISTRATION FEE:  $87.00

         (1) Represents shares of Common Stock issued to consultants to the. Please refer to the Selling Shareholders section of this document.

         (2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

                                EXPLANATORY NOTE

Senior Care Industries, Inc("SENC") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, par value $0.001 per share, issued to certain selling shareholders.

                                     PART I

           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

SENC will send or give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). SENC does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.


                                   PROSPECTUS

                          SENIOR CARE INDUSTRIES, INC.
                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651
                                 (949) 376-3125

                        3,000,000 SHARES OF COMMON STOCK


The shares of common stock, $0.001 par value per share, of Senior Care Industries, Inc. ("SENC" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a Consulting Agreement for consulting services to SENC.

The sales may occur in transactions on the over-the-counter market maintained by Nasdaq at prevailing market prices or in negotiated transactions. SENC will not receive proceeds from any sale of the Shares. SENC is paying for the expenses incurred in registering the Shares except with respect to the legal fees incurred in connection therewith, which have been waived by our counsel in connection with this registration statement.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Prospectus. The Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

SENC's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "SENC."

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                 April 25, 2002

                                TABLE OF CONTENTS


               Where You Can Find More Information               3
               Incorporated Documents                            3
               The Business of Senior Care                       4
               Risk Factors                                      4
               Use of Proceeds                                  13
               Selling Shareholders                             13
               Plan of Distribution                             14
               Legal Matters                                    14
               Experts                                          14
                            ------------------------

You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

SENC is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file atApril the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows SENC to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. A list of those incorporated documents appears below:

The following documents filed by SENC are incorporated herein by reference:

Exhibit 3(i)a: Articles of Incorporation [incorporated by reference filed on Form 10-SB on December 27, 2000]

Exhibit 3(i)b: Agreement and Plan of Merger [incorporated by reference filed
               On Form 10K-SB on April 16, 2002]

Exhibit 3(i)c: Amendment to Articles of Incorporation increasing share authorization [incorporated by reference filed in Definitive Information Statement on Form 14c on
               February 12, 2002]

Exhibit 3(ii): Bylaws [incorporated by reference filed on Form 10K-SB on
               April 16, 2002]

Exhibit 13: Annual Report and audited Financial Statements of Senior Care for periods ended December 31, 2001 and December 31, 2000 as restated [incorporated by reference from Annual Report filed on Form 10-KSB/A on April 19, 2002]

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Prospectus incorporates). Requests should be directed to the Chief Financial Officer at SENC's executive offices, located at 410 Broadway, 2nd Floor, Laguna Beach, CA 92651. SENC's telephone number is (949) 376-3125.

                           THE BUSINESS OF SENIOR CARE

The business of Senior Care is set forth in the Annual Report filed on Form 10K-SB/A on April 19, 2002 which is incorporated herein by reference as though fully set forth.

                           FORWARD LOOKING STATEMENTS

     This Form S-8 includes "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. All statements, other than statements of historical facts include in this Form, including without limitation, statements under "Plan of Operations" regarding the Company's financial position, business strategy, and plans and objectives of management of the Company for future operations, are forward-looking statements.

     Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, market conditions, competition and the ability to successfully complete financing.

                                  RISK FACTORS

In this section we highlight some of the risks associated with the Company's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Prospectus.

Senior Care has a history of operating losses
---------------------------------------------

Senior Care has historically operated at a loss and incurred a loss on its operations. Losses for the year ended December 31, 2001 totaled $21,663,000 and were $5,920,000 for the year ended December 31, 2000 as restated in the Annual Report filed on Form 10K-SB/A on April 19, 2002.

It is highly likely that the company will continue to suffer losses into the future.

Senior Care has only been in business for a short time
------------------------------------------------------

Senior Care was a development stage company until the third quarter of 1999 when it actually commenced operations after the purchase of a group of assets from East West Community Developer, some of which were in the construction stage of development. At that time, the Company had little income other than from rents which it realized from its office building in Laguna Beach, California, from a strip mall in Nevada and from a partially completed complex in Nevada. At that time, income from the sale of condominium which were under construction at the beginning of the year 2000 was at least ten months away. The Noble Furniture acquisition which became effective on April 28, 2000, gave the Company a regular income stream from furniture sales that did not depend of whether it had real estate sales from condominiums or other development projects.

Senior Care is dependent upon its income stream from rents, furniture manufacturing and from condominium sales from its Evergreen Manor II project. Senior Care started actually selling condominiums during the second quarter of 2001 at its Evergreen Manor II project in Los Angeles, California. Once that income stream is completed, it is unlikely that there will be any further income from real estate development sales until for at least one year. The reason for this is because Senior Care has not yet commenced construction on its 3 planned projects which are next to come on line for sales in 2002 and 2003. The main reason that construction has not commenced on these projects is because Senior Care has not yet obtained construction financing for them.

Senior Care can only continue as a going concern as long as it has revenues
---------------------------------------------------------------------------

Senior Care must continue to build new homes, townhouses and condominiums in order to continue its cash flow from operations. This is because the income from rents is limited and the income from furniture manufacturing has been flat over the last two years. Presently, we are receiving income from the sale of condominiums at Evergreen Manor II but those are selling out fast and after those sales are concluded, there will be no further projects coming on board for sale for at least the next several months. To actually build projects, Senior Care must obtain construction financing. There is no assurance that construction financing will always be available or that Senior Care will be able to obtain it on favorable terms which the management of Senior Care is willing to accept. Presently, Senior Care does have has a credit line with a financial institution, which is secured by substantially all the assets of Noble Furniture, and guaranteed by the Company. Noble can borrow 80% of eligible accounts receivable. Eligible accounts receivable are receivables which are due within a period of 90 days. During 2000, the Company paid off an equipment term loan and an inventory line in 2001. The agreement expires August 31, 2002. The agreement requires the Company to pay an annual fee of $27,000, and a monthly administrative fee equal to 0.34% of the gross accounts receivable balance, payable monthly. Since inception of the agreement in August 31, 2000, the Company has been required to pay the minimum interest of $10,000 per month causing the effective interest rate to exceed the maximum stated rate of 12.5%, per annum. The weighted average effective interest rate on borrowings under this agreement during the year ended December 31, 2001 was approximately 33% per annum.

At December 31, 2001, the Company has an unsecured credit line with an affiliate which accrues interest at 10%, per annum, payable together with the principal advanced, four (4) years from date of each advance. The credit line currently has no expiration date. The note holder has granted an irrevocable commitment of up to $1,000,000 through December 31, 2002, and the holder has agreed not to terminate the credit line until after March 31, 2003, as a means to ensure the Company meets its working capital requirements. As of December 31, 2001, the Company had amounts due totaling $1,786,000 from this affiliate.


Senior Care has not yet obtained construction financing for land it already owns that has its entitlements and is ready for construction to begin
-----------------------------------------------------------------------------

Senior Care presently has three projects that have not yet commenced construction and as of the date of this prospectus no construction financing has been arranged. Though Senior Care is presently seeking construction loans on all of these projects, there is no assurance that management will be able to obtain them and it may be a requirement that management give their personal guarantees for the construction loans. Management may not be willing to give personal guarantees and that could affect the ability of Senior Care to get these loans.

Management is presently seeking a construction loan of $6,000,000 to build 54 town homes at Flamingo 55 and a construction loan for $8,000,000 to commence the first phase of construction at San Jacinto to build 43 homes. It has a commitment for a loan of $3,500,000 to construct 56 apartment units at its West Valley Apartments senior complex in New Mexico which has not yet funded.

Senior Care has a continual need for additional capital
-------------------------------------------------------

Senior Care's cash requirements continue to be significant. In order for us to satisfy our capital needs for the next 12 months, we intend to raise additional capital by conventional real estate loans obtained from banks and/or lending institutions and from equity offerings.

The company has formed various limited partnerships and intends to solicit investments from various sophisticated investors to raise money to pay off existing land loans and to purchase other properties.

There can be no assurance that additional capital can be obtained on terms acceptable to us, or at all. Failure by us to realize significant revenues and achieve profitability from our real estate development and sales operations or obtain additional capital, would have a material adverse effect on us.

Senior Care's mortgage debt is a substantial percentage of its current balance sheet
--------------------------------------------------------------------------------

Senior Care's mortgage debt is substantial. You need to consider this fact when determining whether to tender your shares. The following chart shows the percentage of mortgage debt contrasted with total assets at various times over the last two years.

Date             Total Assets    Real Property     Mortgage Debt   % mortgaged
-------------------------------------------------------------------------------

Dec. 31, 2000   $ 25,009,000    $ 21,718,000      $ 13,627,000     63%

Dec. 31, 2001   $118,586,000    $115,718,000      $ 38,288,000     33%

It should further be noted that there are a series of balloon payments which become due in the future beginning in 2002 and continuing on through 2006. These payments are substantial amounts and if construction is not completed on the projects with loans having balloon payments, then Senior Care could find itself without the ability to either refinance these properties or pay off the balances due by the time those balloon payments become due. You should look carefully at the discussion in the attached financial statements concerning the real estate loans which Senior Care has, the amount of those loans and the amounts due because of balloon payments over the next several years. What follows is a table of the balloon payments which become due during the next 5 years and the respective projects to which they relate:

   Year ending
    2002                                       5,239,000
    2003                                       1,003,000
    2004                                         344,000
    2005                                         200,000
    2006                                      28,702,000
    Thereafter                                 2,800,000
                                             ------------
                                             $38,288,000
                                             ============

If Senior Care is not able to find the necessary financing or fund the loan commitment it already has, this would seriously impact Senior Care's ability to complete these planned projects. However, management believes that if it became impossible to find such financing, Senior Care could sell the projects to others and would not suffer any loss due to the enhancements to the value of those projects which Senior Care has already completed such as the recording of a plot map, completion of engineering and plan approval.

The following table shows the increase in value of the following buildable projects where Senior Care is presently working to obtain construction loans based upon recent appraisals:


Name of project             Purchase price    Additional     Total                  Appraisal
                                              Investment     Investment
---------------------------------------------------------------------------------------------------

Flamingo 55                 $   990,000         $ 242,000     $ 1,232,000            $ 1,155,000
                                                                                     10/10/01

The Cottages at San Jacinto   3,000,000           856,000       3,856,000              4,020,000
                                                                                     1/26/02

Signature Apartments            560,000            59,000         619,000              3,100,000
                                                                                     5/20/00
                            -----------         ---------     -----------            -----------
Total:                      $ 4,550,000         1,157,000     $ 5,707,000            $ 8,275,000


Senior Care's real estate developments may not be successful due to factors which may be beyond management's control
---------------------------------------------------------------------------

As part of its business strategy during the next few years, Senior Care plans to develop a number of assisted living, resort, commercial and residential properties. Senior Care's ability to achieve its development potential will depend upon a variety of factors, many of which are beyond Managements' control. The successful development of additional properties involves a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Development schedules may be changed by the Company in order to accommodate requirements of staffing of new projects and to allow a phase-in of start-up losses inherent in the marketing and lease-up of new facilities. Certain construction risks are beyond the Company's control, including strikes, adverse weather, natural disasters, supply of materials and labor, and other unknown contingencies which could cause the cost of construction to exceed estimates. If construction is not commenced or completed, or if there are unpaid subcontractors or suppliers, or if required occupancy permits are not issued in a timely manner, cash flow could be significantly reduced. In addition, any property in construction carries with it its own risks such as construction defects, cost overruns, adverse weather conditions, the discovery of geological or environmental hazards on the property and changes in zoning restrictions or the method of applying such zoning restrictions. The nature of licenses and approvals necessary for development and construction, and the timing and likelihood for obtaining them vary widely from country to country, state to state, and from community to community within a state.

As a result of all of these factors, Senior Care may not realize the profit potential which it originally anticipated. Furthermore, Senior Care has purchased property from Tri-National which is also subject to the same risks associated with it that are described above.

Governmental regulations and environmental regulation could effect Senior Care's ability to start of finish its construction projects
-------------------------------------------------------------------------

Senior Care and its subcontractors must comply with various federal, state and local ordinances, rules and regulations concerning zoning, building design, construction and similar matters. The operations of the company are affected by various federal, state and local environmental laws, ordinances and regulations, including regulations pertaining to availability of water, municipal sewage treatment capacity, land use, protection of endangered species, population density and preservation of the natural terrain and coastlines. These and other requirements could become more restrictive in the future, resulting in additional time and expense to obtain approvals for development.

Senior Care is developing properties through its subsidiary, Senior Care International in Mexico and that country may have restrictions and environmental regulations that would be different from those we know in the United States
-----------------------------------------------------------------------

Senior Care acquired property in Baja California. We expect that there will be considerable governmental regulation and there may be environmental impact regulations which are considerably different from those with which we are familiar in the United States. To comply with these requirements may add costs to our developments since we will be required to retain Mexican personnel who are familiar with these regulations. Our present management staff has no expertise in Mexican governmental regulation. This fact could severely impact Senior Care's ability to complete the projects in Baja California and could substantially add to the cost of developing those projects.

Mexico has its own currency which may result in an unfavorable currency exchange when Senior Care exchanges dollars for pesos or pesos for dollars
--------------------------------------------------------------------------

Our foreign operations are also subject to exchange rate fluctuations, which could affect the Senior Care's financial statements and the reported profits from our subsidiary, Senior Care International. Even though the Mexican Peso is currently pegged to the United States Dollar and changes only when the U.S. Dollar changes thus reducing the impact of fluctuations between the United States and Mexico, this pegging of one currency to the other has not always been the case over the last several years, and as a result, there is no guarantee that the relationship between the currencies will remain the same as is currently the case. Senior Care has based its anticipated operations in Mexico on the current relationship between the currencies and has not taken other factors into consideration which could result in the Mexican currency being devalued as opposed to the U.S. Dollar.

There is no assurance that Senior Care will be able to identify new projects or find new land to develop at a price that is reasonable
--------------------------------------------------------------------------------

From time to time, if our resources allow, we intend to explore the acquisition of additional properties which fit into Senior Care's goal of becoming a major developer of senior homes, condominiums and townhouses in our market area which is in the Southwestern United States and in Baja California. There can be no assurance that we will be able to identify any such properties and, even if suitable properties are identified, there can be no assurance that we will have sufficient funds to acquire those properties or that the development of those properties will become viable.

In short, we may not be able to find suitable sites for development at affordable prices, we may not be able to obtain the required permits and authorizations required to build on the sites that we do identify and we must seek to avoid potential construction risks that are always present on any project.

Senior Care has substantial competition from other builders who also build housing for seniors
--------------------------------------------------------------------------

The principal competitors of Senior Care are such operations as the Del Webb Company and others who also build housing for seniors. Some of those companies are substantially better capitalized and have far greater experience in building for the senior market. Since Senior Care is a fairly new company and has only completed one senior project, it has a disadvantage when compared to other competitors in the field. Senior Care management does have considerable experience building homes and condominiums but has never built strictly for the senior population before the completion of the Evergreen Manor II project in Los Angeles.

Senior Care common stock is traded in a market that tends to be volatile
------------------------------------------------------------------------

Senior Care is listed only on the over-the-counter bulletin board and as such, the trading in its stock tends to be more volatile then in other markets. Also, unless someone wants to buy Senior Care stock, you may not at any given time be able to sell your common stock once your Series G preferred shares are converted back to common shares. This is because the over-the-counter market does not have a specialist who maintains an inventory in the stock of a given company. There must be a willing buyer and a willing seller at any given time in order to make a trade in Senior Care securities.

Over-the-counter securities may not be liquid or easily sold
------------------------------------------------------------

Sales of a substantial number of shares of common stock in Senior Care at one time may not be possible due to the fact that its stock is only traded on the over-the-counter bulletin board and as explained above, there may not be a buyer for your stock at the time you need to sell it. Also, if you try to sell a substantial number of shares at one time, it could result in a quick reduction in the bid price of the stock reducing the amount of money that you will be able to get for it when you decide to sell it. As a result, you may need to hold onto your shares longer than you had planned before they can be liquidated and then, you may not get what you hoped to get for them.

Being on the over-the-counter bulletin board also reduces Senior Care's ability to raise capital in the public market
--------------------------------------------------------------------------------

Because Senior Care's stock is listed only on the over-the-counter bulletin board, we may have difficulty in raising capital by selling our stock or by selling debentures which are convertible into stock. Because Senior Care is traded only on the over-the-counter bulletin board, investors may not want to buy Senior Care securities when other companies who are also trying to raise money are listed on the NASDAQ or American stock exchanges where their stock has greater liquidity, less volatility and a regulated market environment.

Senior Care's officers and directors could control the corporation
------------------------------------------------------------------

Senior Care's directors and executive officers and their affiliates beneficially own approximately 11% of our outstanding shares of common stock. Additionally, the son of our Chief Executive Officer controls an additional 22.5% of our common stock.

Additionally, two officers hold options which could be exercised in the event of a hostile takeover attempt which would definitively control the corporation in that event.

As a result, these stockholders, acting together, would be able to significantly influence many matters requiring approval by the stockholders of Senior Care, including the election of Directors.

Presently, the following persons who are or were in Senior Care management who own or control more than 1% of the company or obtained common stock which they obtained in lieu of payment of debt owed by the issuer and own more than 5% of the company are listed below:

NAME                                 AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP             CLASS
-------------------                  ---------------------------      ----------
M&A Underwriters, LLC                9,307,811                        22.5%

Stem Genetics, Inc.                  3,000,000                         7.2%

Pacific Gold Mortgage                2,871,812                         6.9%

Mervyn A. Phelan, Sr.                1,000,000                         2.4%

Craig Brown                          2,041,183                         4.9%

Robert Coberly                       901,833                           2.1%


M&A Underwriters who controls a total of 22.5% of the outstanding shares of common stock in the company is managed by Mervyn A. Phelan, Jr., son of the Chief Executive Officer and Chairman of the Board of Senior Care, Mervyn A. Phelan, Sr. and thus, M&A Underwriters is considered an affiliate of the issuer.

Senior Care depends upon its key personnel
------------------------------------------

Our success will depend to a large extent on the executive personnel of Senior Care. Should Senior Care loose all or a majority of its executives, its business could be substantially impacted in an adverse way if personnel of similar caliber and experience could not be hired.

The persons who are key to our continued property development are Mervyn A. Phelan, Sr., Chief Executive Officer, Bob Coberly, Chief Financial Officer and the person responsible for seeking new development projects and finding financing for those projects and Stephen Reeder, an outside consultant to Senior Care who also acts to seek new projects, negotiates the purchase of properties for Senior Care and seeks financing for those projects, negotiating the terms of that financing. The only person among these who has a written employment contract with Senior Care at this time is Mervyn A. Phelan, Sr. Senior Care is presently negotiating a written agreement with other officers and outside consultants such as Stephen Reeder. The lack of written agreements at this time could negatively impact the company's ability to hold these important employees. None of these persons are scheduled to retire. However, the age of Mervyn Phelan makes it possible that he could retire as soon as 2004. He has given no indication at this juncture that he intends to retire during that year.

Senior Care has never issued cash dividends
-------------------------------------------

Senior Care has never paid any cash dividends on its common stock and it is unlikely that Senior Care will pay any dividends on our Common Stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

There are restricted shares of Senior Care common stock which could be sold into the market in the future
----------------------------------------------------------------------

The company has issued shares that are "restricted securities" as that term is defined by Rule 144 of the Securities Act and will become eligible for resale in approximately one year from the date of issue.

Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of us and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of our Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of our Common Stock.

The following table shows the number of shares in the company common stock which could come onto the market over the next year which were issued as restricted securities and shows the approximate date by which those shares could be sold:

Approximate          Approximate
date available       number of additional shares
for sale             available for sale
---------------------------------------

June 1, 2002         9,700,000

Dec. 31, 2002        2,500,000

June 1, 2003        12,107,000

Senior Care's obligation to update information
----------------------------------------------

Under the law, should there be any substantial change in the affairs of Senior Care during the period of time when this offer is pending, Senior Care is obligated under the law to inform you of those facts and to keep you informed of any material change in Senior Care's business affairs and finances.

Reliance of Senior Care upon sales from its furniture division
--------------------------------------------------------------

Noble Furniture was purchased by Senior Care on April 28, 2000. Since that time, the furniture operations have continued to have gross sales of approximately $5,000,000 per year. All costs to operate the furniture company come from furniture sales or from a credit line which Noble has with outside financing sources. It has never depended upon Senior Care for any costs of operations. Likewise, Senior Care does not depend upon Noble furniture for any monies for its operations. Because over the last two years, sales at Noble have generally been flat and there has been no appreciable profit from that division, Senior Care could not expect to rely upon Noble for any of its operating expenses. Furthermore, it should be noted that unless Noble continues the level of sales which it currently has, it would not be able to support itself and could need additional financing to meet its costs. Presently, other than the current financing sources, Noble furniture has no other source of money.

Senior Care is limited by its geographic concentration in the Southwest
-----------------------------------------------------------------------

Senior Care presently is considering only building in the Southwestern United States in Southern California, Southern Nevada, New Mexico and in the near future in the Northern portion of Baja California in Mexico. Should there be a regional recession or depression in business or, more specifically, in the building business, in the geographical area where Senior Care operates, this would severely impact the ability of the company to get loans for its development projects, would impede the company=s ability to build projects, complete them or to sell its completed homes thus severely limiting Senior Care=s income stream in the future.


                                 USE OF PROCEEDS

SENC will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Prospectus relates are being registered by the Selling Shareholders, who acquired the Shares pursuant to the 2001 Stock Option Plan which is attached. All of the Selling Shareholders are officers and/ or directors of Senior Care. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of the date of this prospectus, the number of Shares owned, the number of Shares registered by this Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

                         NUMBER OF      NUMBER OF                    % OF SHARES
                         SHARES         SHARES         NUMBER OF     OWNED BY
SELLING                  OWNED          REGISTERED BY  SHARES OWNED  SHAREHOLDER
SHAREHOLDERS             BEFORE SALE    PROSPECTUS     AFTER SALE    AFTER SALE
-----------------------  -------------  -------------  ------------  -----------
Elizabeth Collmanares      500,000        500,000          -0-           -0-
-----------------------  -------------  -------------  ------------  -----------
Ivan Ashauer             1,000,000      1,000,000          -0-           -0-
-----------------------  -------------  -------------  ------------  -----------
Michael Russ             1,850,000      1,500,000        350,000         0.8%
-----------------------  -------------  -------------  ------------  -----------

Persons listed as Selling Shareholders hereunder are the beneficiaries under the terms of Consulting Agreements entered into by and between Senior Care and Saw Tooth Builders, Inc. as well as with Meridian Capital Credit, Inc. for construction consulting and supervision at the Oasis Planned Urban Development project being undertaken by Senior Care in Nevada.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this and will not receive any proceeds from sales of any Shares by the Selling Shareholders. The legal fees incurred in connection with the preparation of this registration statement have been waived by Richard Mata, general counsel to Senior Care.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Richard Mata, attorney at law, general counsel to Senior Care, 410 Broadway, 2nd Floor, Laguna Beach, CA 92651

                                     EXPERTS

Not applicable

                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

Exhibit  No.       Description
-----------        -----------
Exhibit 3(I)a: Articles of Incorporation [incorporated by reference filed on Form 10-SB on December 27, 2000]

Exhibit 3(i)b: Agreement and Plan of Merger [incorporated by reference filed
               On Form 10K-SB on April 16, 2002]

Exhibit 3(i)c: Amendment to Articles of Incorporation increasing share authorization [incorporated by reference filed in Definitive Information Statement on Form 14c on
               February 12, 2002]

Exhibit 3(ii): Bylaws [incorporated by reference filed on Form 10K-SB on
               April 16, 2002]

Exhibit 13: Annual Report and audited Financial Statements of Senior Care for periods ended December 31, 2001 and December 31, 2000 as restated [incorporated by reference from Annual Report filed on Form 10-KSB/A on April 19, 2002]

ITEM 4. DESCRIPTION OF SECURITIES.

Each share of Senior Care stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors.

The holders of common stock (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the company; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All series of preferred shares other then Series A (i) have equal, ratable rights to dividends from funds legally available; (ii) are entitled to share preferably in all of our assets available for distribution to holders of preferred stock upon liquidation, dissolution or winding up of our affairs receiving a distribution of assets of the company prior to any distribution to common shareholders; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders and no series of preferred has a greater preference than any other.

There are differences between the various series of preferred shares as follows:

SERIES A: An option to purchase up to 30,000,000 shares of Series A preferred was granted to two officers of Senior Care on January 23, 2002. The options have not been exercised. Series A preferred is voting but provides no rights to dividends and no liquidation preference. This class of preferred is envisioned purely as a "poison pill" vehicle in the event of an attempted takeover of present management by outsiders.

SERIES F: 1,050,000 shares of Series F convertible preferred was issued as for the purchase of properties in Baja California del Norte, Mexico during the year 2001. These shares are convertible into common stock of Senior Care on a formula which allows 20% of the number of preferred shares to be converted into common stock on the 24 month anniversary date of the issuance of the preferred shares and 20% of the preferred shares convertible on each anniversary date thereafter until all shares have been converted. The period of the conversion, therefore, is six years from the date of issue. Each share of Series F preferred converts into 20 shares of common. However, Senior Care has an option to repurchase all of the preferred shares prior to the conversion date by payment of cash either to the seller or to a lien holder of the seller. The exact payment terms as to each parcel of real property and the number of common shares which may result from the conversion of Series F preferred if not redeemed is discussed in "Description of Real Property" beginning on page 10 of this annual report and again on page 40 in the discussion of Baja properties of Senior Care.

Name of            Number of Series              Conversion terms         Repurchase option
shareholder        F preferred shares
-------------------------------------------------------------------------------------------
Planificacion            300,000                 20% after 24 months      30 days before
desarollos de Jatay                              20% after 12 months      1st conversion date
                                                 until all converted      30 days before
                                                                          later conversion
                                                                          dates with
                                                                          $11,262,481 redeemed
                                                                          on payment to note
                                                                          holders

Inmobilaria Plaza        150,000                 20% after 24 months      30 days before
Baja California                                  20% after 12 months      1st conversion date
                                                 until all converted      30 days before
                                                                          later conversion date

Tri-National Holdings    500,000                 20% after 24 months      30 days before
                                                 20% after 12 months      1st conversion date
                                                 until all converted      30 days before
                                                                          later conversion date
                                                                          with $9,200,000
                                                                          redeemed on payment
                                                                          to Capital Trust

Tri-National Portal      100,000                 20% after 24 months      30 days before
                                                 20% after 12 months      1st conversion date
                                                 until all converted      30 days before
                                                                          later conversion date

The Company does not believe that there will be any dilution of common shares from conversion of Series F preferred since the Company has a right to redeem the preferred shares for cash prior to the conversion date. However, should the Company be unable to redeem the shares, the following number of common shares would be issued over the conversion period of six years as follows:

Total Series F preferred: 1,050,000 x 20 = 21,000,000 common shares with the following number of additional shares being outstanding over the conversion period:

Total dilution 24 months from issue date = 4,200,000 common shares
               36 months from issue date = 8,400,000 common shares 48 months from issue date = 12,600,000 common shares 60 months from issue date = 16,800,000 common shares 72 months from issue date = 21,000,000 common shares

SERIES G: A total of 10,164 shares of Series G preferred shares were outstanding held by 8 shareholders as of the date of this prospectus. These shares convert into common stock in Senior Care, each share of Series G preferred converting into 60 shares of common stock on a formula which allows conversion of 20% of the number of preferred shares held by an individual preferred shareholder on the anniversary date of the issuance of those preferred shares and 20% on each anniversary date thereafter until all preferred shares have been converted. The conversion time is therefore five years. Thus, 10,164 Series G preferred shares will convert into common shares as follows:

Total Series G preferred: 10,164 x 60 = 609,840

SERIES J: A total of 600,000 shares of Series J preferred shares were outstanding held by 1 shareholder as of April 10, 2002. Each share of Series J preferred has been assigned a value as of the sale date of December 31, 2001 of $3.85 per share. Over a period of 10 years, the Series J preferred converts into common stock, 20% of the Series J preferred converting after 24 months and additional 20% conversions occurring on each 24 month anniversary date. A total of $22,398,000 is paid in common stock on the conversion date using the average ask price of that stock during the 10 day period prior to the actual conversion. Assuming a recent ask price of Senior Care at $.40 per share, the following dilution would occur:

Total Series J preferred: 600,000 = value of $22,398,000 x $.40 per share = 56,000,000 common shares

If the price per share were to remain unchanged over the 10 year period provided for conversion, the following total dilution of common stock would occur over that period of time:

Total dilution 24 months from issue date =   11,200,000
               48 months from issue date =   22,400,000
               72 months from issue date =   33,600,000
               96 months from issue date =   44,800,000
              120 months from issue date =   56,000,000

SERIES K: A total of 50,000 shares of Series K preferred shares were outstanding held by 2 shareholders as of April 10, 2002. These shares convert into common in Senior Care, each share converting into a sufficient number of common shares which equals a price of $40 for each Series K preferred share on the conversion date, a total of 20% of the outstanding 50,000 shares converts each year for a period of 5 years.

It is not possible to determine the potential dilution of outstanding common shares which may result from the conversion of Series K preferred due to the fact that each share converts to a sufficient number of common shares which equals a total of $2,000,000. The $2,000,000 is paid in common stock on the conversion date using the average ask price of that stock during the 10 day period prior to the actual conversion. Assuming a recent ask price of Senior Care at $.40 per share, the following dilution would occur:

Total Series K preferred: 50,000 = value of $2,000,000 x $.40 per share = 5,000,000 common shares

If the price per share were to remain unchanged over the 5 year period provided for conversion, the following total dilution of common stock would occur over that period of time:

Total dilution 12 months from issue date =   1,000,000
               24 months from issue date =   2,000,000
               36 months from issue date =   3,000,000
               48 months from issue date =   4,000,000
               60 months from issue date =   5,000,000

Prior to the present prospectus, the following Registration Statements had already been filed on Form S-8 during the last three years:
----------------------------------------------------------------------

A registration statement registering 107,000 common shares to consultants for work done for Senior Care was filed on April 7, 2000. An 11 for 10 stock dividend resulted in increasing the number of these shares to 117,700 in October, 2000 while the 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 3,924. No compensation was paid to Senior Care for these shares and they were issued strictly in lieu of cash compensation to the consultants who received them.

A registration statement registering 600,000 common shares to officers and directors pursuant to the 2000 Stock Option Plan was filed on October 12, 2000. An 11 for 10 stock dividend resulted in increasing the number of these shares to 660,000 in October, 2000 while the 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 22,000. Senior Care received $600 from the sale of the options which were issued to officers and directors under the terms of the 2000 Stock Option Plan.

A registration statement registering 700,000 shares to consultants in connection with the East-West Community Development acquisition was filed on December 8, 2000. The 30 to 1 reverse split on March 15, 2001 reduced the number of these outstanding shares to 23,334. No compensation was paid to Senior Care for these shares and they were issued strictly in lieu of cash compensation to the consultants who received them.

A registration statement registering 1,600,000 shares to officers and directors pursuant to the 2001 Stock Option Plan was filed on April 8, 2001. Senior Care has received a total of $1,600 from the sale of the options which were issued to officers and directors under the terms of the 2001 Stock Option Plan to date.

A registration statement registering 3,013,548 shares to consultants in connection with certain purchases of real property was filed on April 9, 2001. No compensation was paid to Senior Care for these shares and they were issued strictly in lieu of cash compensation to the consultants who received them.

Security ownership and principal shareholders
---------------------------------------------

Senior Care is authorized to issue a total of 110,000,000 shares of stock, $.001 par value.

As of the date of this Prospectus, a total of 41,428,617 common shares were outstanding and 1,760,164 shares of preferred shares were outstanding.

The following stock has been issued by the Company that was not reported in the Amended Annual Report filed by the company on April 19, 2002 since that report only reported shares which had been issued prior to March 27, 2002:

Purpose for          Number of           Relationship          Value of
Issuing Stock        Shares              to issuer             shares on
                                                               date of issue
----------------------------------------------------------------------------
Payoff Debt          9,308,000           Affiliate             $ 1,927,000

Property development
supervision          5,000,000           None                  $ 1,250,000

Purchase of assets   3,000,000           None                  $   960,000

Conversion of
Series G preferred      26,400           None                  $     7,700

The following sets forth the number of shares of our Common Stock beneficially owned by (i) each person who, as of April 25, 2002, known by us to own beneficially more than five percent (5%) of our Common Stock and (ii) our officers and directors and (iii) officers and directors as a group.

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)(3)   CLASS
-------------------                  ---------------------------      ----------

(i) M&A Underwriters, LLC            9,307,811 Restricted (4)(5)     22.5%
    30872 Pacific Coast Highway
    Laguna Beach, CA 92651

    Pacific Gold Mortgage            2,871,812 Restricted             6.9%
    3450 Central Ave., Suite 1055
    Phoenix, AZ 85012

    Stem Genetics, Inc.              3,000,000 Restricted             7.2%
    3809 S.W. Temple
    Salt Lake City, UT 84115

(ii) Officers and Directors
     The address for all officers and directors is 410 Broadway, 2nd Floor, Laguna Beach, CA 92651 unless otherwise noted

Mervyn A. Phelan, Sr.              1,000,000 Registered (4)(5)        2.4%

Craig Brown                        2,041,183 Registered               4.9%

Robert Coberly                       901,833 Registered               2.1%

Scott Brake                          301,833 Registered               0.07%
15555 Huntington Beach Lane
Huntington Beach, CA 92647

David Edwards                        201,833 Restricted               0.05%
Westgate House
Long Melford
Suffolk, UK CO109DR

John Tanner                          201,833 Restricted               0.05%
Westgate House
Long Melford
Suffolk, UK CO109DR

(iii) Officers &
Directors as a group               4,648,514                          11.2%

(1) All ownership is beneficial and of record, unless indicated otherwise and includes shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3) Discussions of related party transactions and relationships are where the recipient received less than 5% of the outstanding shares in Senior Care and have been discussed separately and broken out on an individual basis above in our discussion of shares issued from the time of the reverse split in March, 2001 to the date of this prospectus.

(4) Shares noted as being registered were registered by the filing of an S-8 Registration Statement and issuance of a prospectus for shares issued to officers, directors and consultants. Shares noted as being restricted were issued pursuant to Section 4(2) of the Securities Act of 1934, as amended and may only be sold under certain rules as generally described in Rule 144 which is described in detail elsewhere in this prospectus.

(5) The managing member of M&A Underwriters, LLC is Mervyn A. Phelan, Jr., the son of Mervyn A. Phelan, Sr., Chairman of the Board of Senior Care and its Chief Executive Officer. Though the father has no interest in M&A Underwriters, there is a familial relationship and thus these shares are considered to have been issued to an affiliate.

ITEM 5. INTERESTS OF EXPERTS AND COUNSEL

See Prospectus, Page 14, Legal Matters and Experts.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation provides for indemnification of personal liability of our Directors to the fullest extent permitted by Nevada Law.

         Article X of the Articles of Incorporation, which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Nevada Revised Business Corporation Act.

         Article X of the By-Laws provides as follows:

                              " ARTICLE X
                           INDEMNIFICATION

         Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he aced in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses with such court shall deem proper.

         3. To the extent that any person referred to in paragraphs 1 and 2 of this Article X has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, th shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Any indemnification under paragraphs 1 and 2 of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article X. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or other proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

         5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided in this Article X.

         6. The indemnification provided by this Article X shall not be deemed exclusive or any other rights to which those seeking indemnification may be entitled under any statue, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X

         8. For the purposes of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving Corporation so that any person who is or was a director, officer, employee or agent or such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation in the same capacity."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         The Shares were issued for advisory services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM 8. EXHIBITS

Exhibit  No.       Description
-----------        -----------

Exhibit 5:     Legal opinion of Richard A. Mata, Esq.

Exhibit 10a:   Consulting agreement with Saw Tooth Builders, Inc.

Exhibit 10b:   Consulting agreement with Meridian Capital Credit, Inc.

Exhibit 23a: Consent of McKennon, Wilson & Morgan, LLP for inclusion of audited financial Statements of Senior Care for periods ended December 31, 2001 & December 31, 2000 as restated

Exhibit 23.2:  Consent of Richard A. Mata, Esq. contained in Exhibit 5

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that is meets all of the requirements for filing of this S-8 registration statement and has duly caused this amended registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Laguna Beach, State of California, on April 25, 2002.

     Senior Care Industries,  Inc.

     /s/ Mervyn A. Phelan, Sr.
     -------------------------------
     Chief Executive Officer, Chairman
     of the Board of Directors & Director

     Senior Care Industries, Inc.

     /s/ Craig Brown
     ------------------------------
     President & Director

     /s/ John Semmens
     ------------------------------
     Chief Financial Officer

     /s/ Bob Coberly
     ------------------------------
     Vice President & Director


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